SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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E*TRADE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to Be Held May 22, 2003

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the Annual Meeting of Shareholders of E*TRADE Group, Inc. (“E*TRADE” or the “Company”), which will be held at the Wyndham Washington, D.C. Hotel, 1400 M Street NW, Washington, D.C., at 10 a.m. local time, for the following purposes:

1.	To elect seven directors to the Board of Directors;
2.	To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for 2003; and
3.	To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 31, 2003 as the record date for determining those shareholders entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

     All shareholders of record on March 31, 2003 are invited to attend the Annual Meeting. No ticket is required for admission. As a result of heightened security, however, to gain admission to the Annual Meeting, you will be required to present identification containing a photograph and some indication that you are a shareholder. Packages and bags will be inspected and they may have to be checked at the door. In addition, other security measures may be used for the security of those attending the meeting. Please plan accordingly.

     Representation of at least a majority of all outstanding shares of Common Stock and Series A Preferred Stock of the Company, voting together as a single class, is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card and we encourage you to vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account and you did not elect to receive the materials through the Internet, you may still be eligible to vote your shares electronically. Your proxy may be revoked at any time prior to the time that the polls close and the vote is tallied.

     All shareholders are invited to attend the meeting. Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours, George Hayter Chairman of the Board

April 29, 2003
Menlo Park, California

Shareholders Should Read the Entire Proxy Statement Carefully
Prior to Returning Their Proxies

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS OF E*TRADE GROUP, INC.

To Be Held May 22, 2003

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of E*TRADE Group, Inc. (“E*TRADE” or the “Company”) of proxies to be voted at the Annual Meeting of Shareholders, which will be held at the Wyndham Washington, D.C. Hotel, 1400 M Street NW, Washington, D.C., on May 22, 2003 at 10 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the proxy card were first mailed to shareholders on or about April 29, 2003. The principal executive offices of E*TRADE are located at 4500 Bohannon Drive, Menlo Park, California 94025.

VOTING PROCEDURES — QUESTIONS AND ANSWERS

Who may vote and how many votes do I have?

     Common and preferred shareholders of record at the close of business on March 31, 2003 may vote. On that date there were 356,008,174 outstanding shares of our common stock (the “Common Stock”), and one (1) share of Series A Preferred Stock, $.01 par value per share (the “EGI Special Voting Share”).

     All of the shares of the Company’s Common Stock are entitled to vote at the Annual Meeting. Shareholders of record will have one (1) vote for each share they hold on the matters to be voted on.

     The EGI Special Voting Share is entitled to that number of votes equal to the number of Exchangeable Shares of EGI Canada Corporation (the “Exchangeable Shares”) outstanding on the record date, other than those Exchangeable Shares held by the Company or its affiliates. The number of Exchangeable Shares outstanding as of the record date, excluding those shares held by the Company or its affiliates, is 1,627,065 and therefore the EGI Special Voting Share is entitled to 1,627,065 votes. Voting rights under the EGI Special Voting Share will be exercised by Computershare Trust Company of Canada, as trustee for the holders of Exchangeable Shares, in accordance with the instructions duly received from the holders of the Exchangeable Shares. If no instructions are received, those voting rights will not be exercised.

How do proxies work?

     The Board of Directors is asking for your proxy. By giving the persons named your proxy you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees and you may choose to vote your shares for the Ratification of Selection of Independent Public Accountants or you may choose to withhold your shares. If you sign and return the enclosed proxy card but do not specify how to vote, the persons named as proxies will vote your shares FOR the election of directors as described in “Proposal 1 — Election of Directors” and FOR ratification of the selection of accountants as described in “Proposal 2 — Ratification of Selection of Independent Public Accountants.”

How do I vote?

     You may vote in person by attending the meeting or by proxy. If you are a shareholder of record, you may vote by proxy through the Internet, by telephone or by mail. You may follow the instructions on the proxy card or the instructions below for voting by one of these methods.

     To vote through the Internet, please visit www.ProxyVote.com web site before 11:59 p.m. EST on May 21, 2003. The Internet voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If you would like to receive future shareholder materials electronically, please enroll after you complete your voting process on www.ProxyVote.com.

     Electronic voting is not available for the holders of the Exchangeable Shares. If you are a holder of Exchangeable Shares, please follow the voting instructions provided with your shareholder materials.

     Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held in “street name” by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

     You may receive more than one proxy card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. If you hold shares through someone else, such as a bank or broker, you may also receive material from them asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible.

Can I change my vote?

     You can revoke your proxy before the time of voting at the meeting in several ways (the revocation has to be received before the meeting to be counted):

  by mailing a revised proxy dated later than the prior proxy by voting again at the Internet Web site

  by notifying our Corporate Secretary in writing that you are revoking your proxy. Our Corporate Secretary is Russell S. Elmer, and he may be reached at our principal corporate offices located at 4500 Bohannon Drive, Menlo Park, CA 94025.

     You can also revoke your proxy by voting in person at the meeting.

Who can attend the annual meeting?

     Only shareholders of record on March 31, 2003 or their duly appointed proxies and our guests may attend the meeting. Please bring proof of share ownership with you to the meeting. A bank or brokerage account statement showing you owned common or preferred stock on March 31, 2003 would be acceptable proof.

What constitutes a “quorum” for the meeting?

     A quorum is necessary to conduct business at the meeting. A quorum requires the presence of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy.

     Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How many votes are needed?

     Director nominees receiving the most votes will be elected. Approval of any other item being considered requires a majority of the votes cast.

     ADP Investor Communications Services, our independent proxy tabulator, counts the votes and acts as the inspector of election for the meeting.

Who pays for the solicitation of proxies?

     The Company pays the cost of soliciting proxies. We retained Innisfree M&A Incorporated to assist with the solicitation for an estimated fee of $12,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes. In addition to the use of the mails, proxies may be solicited personally, or by telephone or electronic media by our regular employees.

PROPOSAL 1
ELECTION OF DIRECTORS

     Seven directors are currently standing for election or re-election to the E*TRADE Group, Inc. Board of Directors (the “Board”). The members of the Board are grouped into three classes. One class is elected at each Annual Meeting of Shareholders, to hold office for a term beginning on the date of the election and ending on the date of the third annual meeting of shareholders following the beginning of the term. In the event of a vacancy or addition of members to the Board, the Company’s Bylaws provide that the Board has the authority to appoint a new member to fill the position. New members are assigned to classes upon initial appointment so that the size of each class is as nearly equal as possible. All of the new directors are being submitted to shareholders for approval at this annual meeting and will next stand for election with the other members of the class to which he or she was assigned.

     In July 2002, David Hayden, then a member of the Board, resigned from his position, leaving a vacancy on the Board. In January 2003, Christos Cotsakos, then the Chairman of the Board and Chief Executive Officer, resigned from his positions, leaving another vacancy on the Board. Immediately upon Mr. Cotsakos’ resignation from the Board, the Board elected to separate the positions of Chairman of the Board and Chief Executive Officer. The Board appointed George Hayter as the Chairman of the Board and elected Mitchell Caplan as the Chief Executive Officer of the Company and a member of the Board. Mr. Caplan filled the vacancy created by Mr. Cotsakos’ departure and was appointed to the class of directors designated as Class I. Mr. Caplan currently stands for approval and will again stand for election with the directors designated in Class I, at the annual meeting of shareholders to be held in 2005. In April 2003, William Ford, then a member of the Board, resigned from his position, leaving a vacancy on the Board. Also in April 2003, Peter Chernin, currently a member of the Board, announced that he will not stand for election at the 2003 Annual Meeting of Shareholders; rather, Mr. Chernin will serve the Board in an unpaid advisory capacity through the fall of 2003.

     The Company’s Certificate of Incorporation and Bylaws authorize the Board to increase or decrease its size. In March 2003, the Board increased the size of the Board to be no greater than eleven members. In April 2003, the Board appointed four new directors, filling the two vacancies created by the resignations of Mr. Hayden and Mr. Ford and filling the two new positions created by their increase to the number of directors. Following the Annual Meeting of Shareholders, there will be ten members of the Board.

     The nominees for the Board of Directors, which include the three directors designated as Class III and the other directors recently appointed by the Board, are set forth below. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

Nominees to Board of Directors

Name	Principal Occupation	Director Since	Class and Year of Annual Shareholder Meeting At Which Director Will Next Stand for Election	Age

Lewis E. Randall	Private Investor	1982	Class III	61
			2006

Lester C. Thurow	Professor of Management and Economics,	1996	Class III	64
	Massachusetts Institute of Technology		2006

Michael K. Parks	Managing Director, Leveraged Finance Group,	2003	Class III	43
	Trust Company of the West		2006

Mitchell H. Caplan	Chief Executive Officer, E*TRADE Group, Inc.	2003	Class I	45
			2005

Name	Principal Occupation	Director Since	Class and Year of Annual Shareholder Meeting At Which Director Will Next Stand for Election	Age

Vaughn A. Clarke	Executive Vice President, Finance, Federal	2003	Class I	49
	Home Loan Mortgage Corporation (“Freddie		2005
	Mac”)

C. Cathleen Raffaeli	Managing Partner, Hamilton White Group	2003	Class I	46
			2005

Donna L. Weaver	Chairman, MxSecure, Inc.	2003	Class II	59
			2004

     Lewis E. Randall has been a director of the Company since 1982. From 1989 to 1997, Mr. Randall served Lone Tree, Inc., a privately-held loan factor, in various capacities as a board member, chief financial officer, president, and co-owner. From 1984 to 1987, he was a member of the board, and more briefly, chief financial officer, of ViMart Corp., a privately-held software marketing company. Mr. Randall worked for both Apple Computer from 1979 to 1983 and Intel Corporation from 1974 to 1978 during their formative years, largely as a manager of software engineering teams. Since 2002, he has been a director of the Cato Institute in Washington D.C. Mr. Randall received a bachelor of arts degree from Harvard University. Mr. Randall is the chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee of the Board.

     Lester C. Thurow, Ph.D. has been a director of the Company since April 1996. Dr. Thurow has been a Professor of Management and Economics at Massachusetts Institute of Technology (“MIT”) since 1968. From 1987 to 1993, he served as Dean of MIT’s Sloan School of Management. He has served since 1991 as a director of Analog Devices, Inc., a publicly-traded semiconductor and software company, and since 1993 as a director of Grupo Casa Autry, a publicly-traded wholesale distributor of pharmaceuticals. Dr. Thurow received a bachelor of arts degree in economics from Williams College, a master of arts degree from Oxford University and a Ph.D. from Harvard University. Dr. Thurow is a member of the Audit Committee of the Board and of the Nominating and Corporate Governance Committee of the Board.

     Michael K. Parks has been a director of the Company since April 2003. Mr. Parks is a Managing Director, Leveraged Finance Group of Trust Company of the West. From 1993 to 2000, he held various executive level positions at Aurora National Life Assurance Company (“Aurora”), a privately owned life insurance company, holding the positions of chief executive officer, president and chief investment officer from 1996 to 2000. From 1981 to 1992, he held various positions at Salomon Brothers Inc., holding the position of Director, Financial Buyers/Leveraged Finance from 1990 to 1992. Mr. Parks also serves as a director of El Paso Electric Company (NYSE: EE). Mr. Parks received a bachelor of arts degree from Haverford College. Mr. Parks is a member of the Compensation Committee and the Finance Committee of the Board.

     Mitchell H. Caplan has been a director of the Company since January 2003. Mr. Caplan has been the Chief Executive Officer of the Company since January 2003. Mr. Caplan is also currently the chairman of the board of E*TRADE Financial Corporation (“ETFC”) and E*TRADE Bank, and is a director of E*TRADE Global Asset Management, Inc. and a Trustee of the E*TRADE Funds. Prior to the Company’s acquisition of ETFC, Mr. Caplan served as vice chairman of the Board of Directors, president and chief executive officer of Telebanc Financial Corporation, and Telebank, a federally chartered savings bank (renamed E*TRADE Bank). Prior to joining ETFC, Mr. Caplan advised private and public commercial institutions as an associate of the law firm of Shearman & Sterling from 1984 through 1990. Mr. Caplan received a bachelor of arts degree from Brandeis University and a juris doctor and a masters of business administration degree from Emory University. Mr. Caplan is a member of the Finance Committee of the Board.

     Vaughn A. Clarke has been a director of the Company since April 2003. Mr. Clarke is an executive vice president of Federal Home Loan Mortgage Corporation (known as “Freddie Mac”), where he has been employed since 1998. From 2000 to 2003, he was executive vice president, finance and chief financial officer. From 1993 to 1998, Mr. Clarke was a Vice President and Treasurer, then a Senior Vice President and Treasurer for Viacom, Inc., a leading global media company with preeminent positions in broadcast and cable television, radio, outdoor and online advertising. From 1981 to 1993, he was the Assistant Treasurer for Gannett Co., Inc., a diversified news and information company. Mr. Clarke received a bachelor of arts degree from Brown University and a masters of business administration degree from the Johnson Graduate School of Management at Cornell University. Mr. Clarke is the Chair of the Audit Committee and a member of the Compensation Committee of the Board. Pursuant to the rules implementing the Sarbanes-Oxley Act, the Board has determined that Mr. Clarke is a “financial expert” within the meaning of the Act.

     C. Cathleen Raffaeli has been a director of the Company since April 2003. Since 1992, Ms. Raffaeli has been a managing partner of The Hamilton White Group, LLC an advisory group providing support for strategic partnering, business development, and sales and marketing strategy to companies in financial services growth markets. From 1998 to 2002, Ms. Raffaeli was with ProAct Technologies, Inc., where she most recently served as president and chief executive officer. From 1994 to 1998, Ms. Raffaeli worked for Citicorp as a senior vice president of its Mortgage Banking division, an executive marketing director of its Global Transaction Services division and as executive director of its Global Commercial Card division. Prior to that time, Ms. Raffaeli held executive level positions in the mortgage banking divisions at Chemical Bank (from 1988 to 1994) and Merrill Lynch (from 1983 to 1988). Ms. Raffaeli serves as a director and the chair of the audit committee of American Home Mortgage Holdings, Inc. Ms. Raffaeli received a bachelor of science degree from the University of Baltimore and a masters of business administration degree from New York University. Ms. Raffaeli is the chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of the Board.

     Donna L.Weaver has been a director of the Company since April 2003. Ms. Weaver is the chairman of MxSecure, Inc., an internet based healthcare technology company. Ms. Weaver was founder and chairman of Weaver, Field & London, Inc., an investor relations and corporate communications firm, from 1985 through 2000. She has approximately forty years of corporate financial and investment experience, holding senior management positions with companies such as Golden West Financial Corporation, Lucky Stores, Inc. and Dean Witter & Company. Ms. Weaver has served as a director on several boards, including Hancock Fabrics, Inc. (NYSE: HKF) and is chair of their Management Review and Compensation Committee. A Certified Management Accountant, she is a graduate of the University of Arizona and the Stanford Graduate School of Business. Ms. Weaver is a member of the Audit Committee and the Compensation Committee of the Board.

Directors Not Standing for Election

     The members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Principal Occupation	Director Since	Class and Year of Annual Shareholder Meeting at Which Term Will Expire	Age

Ronald D. Fisher	Vice-Chairman, SOFTBANK Holdings, Inc.	2000	Class II	55
			2004

George A. Hayter	Partner, George Hayter Associates	1995	Class II	64
			2004

William A. Porter	Founder and Chairman Emeritus of	1982	Class I	74
	E*TRADE Group, Inc.		2005

     Ronald D. Fisher has been a director of the Company since October 2000. Mr. Fisher is vice chairman of SOFTBANK Holdings, Inc. (“SOFTBANK”), where he oversees all of SOFTBANK’s activities outside of Asia. He joined SOFTBANK in October of 1995. From January 1990 through September 1995, Mr. Fisher was the chief executive officer of Phoenix Technologies, Ltd., a company that develops and markets system software for personal computers and digital appliances. Mr. Fisher joined Phoenix Technologies from Interactive Systems Corporation, a UNIX software company that was purchased by Eastman Kodak Company in 1988. At Interactive Systems Corp., he served as president, chief operating officer and, ultimately, its chief executive officer. Mr. Fisher serves as a director of SOFTANK Corporation, Japan; GSI Commerce, a publicly-traded developer and operator of e-commerce businesses; InsWeb Corporation, a publicly-traded company that enables consumers to shop for insurance online and obtain quotes for multiple insurance products; Key3media Group, Inc., a publicly-traded producer manager and promoter of tradeshows and other events for the information technology industry; Vie Financial Group, a publicly-traded electronic trading services to institutional investors and broker-dealers; and Optimark Holdings, Inc., a developer of financial exchange technology. Mr. Fisher received a bachelor of commerce degree from the University of Witwatersrand, South Africa and a masters of business administration from Columbia University. Mr. Fisher is a member of the Finance Committee of the Board.

     George A. Hayter has been a director of the Company since December 1995. Mr. Hayter was the Lead Director of the Board during 2002, and in January 2003 he was appointed Chairman of the Board. Mr. Hayter has been a partner of George Hayter Associates, a consulting firm, since 1990, providing guidance to emerging stock exchanges. From 1976 to 1990, he served with the London Stock Exchange, with responsibility for information and trading systems, his final position being the managing director of Trading Markets Division. Mr. Hayter serves on the boards of three London Stock Exchange listed companies. He serves on the board of Surfcontrol, PLC, a London Stock Exchange and Nasdaq Europe listed specialist software provider, and is chairman of ICM Computer Group PLC, a systems services company. He also serves on the board of Quester VCT-3, a London listed venture capital trust. He received a masters of arts in Natural Sciences from Queens’ College, Cambridge, England. Mr. Hayter is the Chairman of the Board and a member of the Nominating and Corporate Governance Committee of the Board.

     William A. Porter has served as a director of the Company since it was founded in 1982. Mr. Porter was the founder of Trade*Plus (subsequently named E*TRADE Group, Inc.) and is its Chairman Emeritus, having served as Chairman of the Board from the Company’s inception until December 1998. He served as the Company’s President until October 1993 and Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary until March 1996. Mr. Porter also founded E*TRADE Securities, Incorporated in 1992. Mr. Porter is a founder and the first Chairman of the International Securities Exchange. He received a bachelor of arts in mathematics from Adams State College, a masters of arts degree in Physics from Kansas State College, and a masters of business administration in management from the Massachusetts Institute of Technology. Mr. Porter is a member of the Finance Committee.

Improvements in Corporate Governance

     The Board of Directors has focused intensely during the past year on improving the Company’s governance. The changes implemented by the Board reflect the Company’s need to transition from a highly delegated, fast growing “dot.com” organization into a structure that is more suitable to a reliable, stable financial services business. As a result, the Board, which consists almost exclusively of individuals who are independent under the rules of the SEC and the New York Stock Exchange, is better able to fulfill its fiduciary role and effectively establish policy and assist management by contributing to the development of the business.

The following is a brief summary of the actions taken by the Board to improve the Company’s governance:

  In April 2002, the Board created the position of Lead Director and appointed George Hayter to the post. The Lead Director was authorized to establish the agenda for meetings of the Board and to organize and preside over regular meetings of the independent Directors outside the presence of management. The Board found that having one of its members actively involved with the CEO between quarterly meetings greatly improved its ability to monitor senior management and to effect changes in corporate policy.

  In May 2002, the Company announced its intention to add to the Board a new, unaffiliated Director who would serve as Chair of the Compensation Committee. The former chair of the Compensation Committee, David Hayden, resigned from the Board in July 2002. As a result of an extensive search, the Board has recently appointed the four new, unaffiliated directors disclosed above and named one of these new appointees, C. Cathleen Raffaeli, as the Chair of the Compensation Committee.

  In May 2002, the Board retained outside counsel to fully review the Company’s governance. Two key recommendations of that review, which were adopted, were to reduce the number of committees and to reduce the scope of delegation to the committees and management so that the full Board would be in a better position for meaningful oversight of executive performance, compensation and other important matters. The Company is currently working with its outside counsel to prepare and adopt new charters for the committees that comply with the requirements of the Sarbanes-Oxley Act and the NYSE guidelines. In January 2003, the Board adopted a new charter for the Audit Committee, which is included as an exhibit to this proxy statement.

  Beginning in mid-2002, the non-management Directors met without management on several occasions concerning CEO compensation and performance. These meetings provided the basis for the agenda of and actions taken by the full Board and ultimately led to changes of procedures and personnel.

  In late 2002, the Board required the repayment of all outstanding loans from the Company to officers. This led to the satisfaction of approximately $31 million in obligations.

  In early 2003, the Board accepted the resignation of the CEO and, in connection with the appointment of a new CEO, separated the function of Chairman from CEO and elected George Hayter, who had been the Lead Director, as Chairman of the Board.

  In April 2003, the Board formally determined that Vaughn Clarke, the new, independent Chair of the Audit Committee, qualifies as a “financial expert” within the meaning of the rules implementing the Sarbanes-Oxley Act.

     The Board believes that good corporate governance is a key element of shareholder value and will stress continued improvement of its practices in the future.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of nine meetings during 2002 including two actions by written consent. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served. During 2002, the Board of Directors had an Audit Committee, a Compensation Committee, a Finance Committee, a Nominating Committee, a Corporate Governance Committee and an International Advisory Committee. As discussed above, the Board recently substantially revised its committee structure. Currently, the Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee. The committees, their current members, their primary responsibilities and the number of times the committees met or took action by way of written consent during 2002 are described below.

Committee	Members	Primary Responsibilities	Number of Meetings (including actions by written consent)

Audit	Vaughn A. Clarke	Reviews the results of the Company’s	11 — 11 meetings and no
Committee (1)	(Chair)	annual audits and quarterly reviews and	actions by written consent
	Lewis E. Randall	meets with the Company’s independent
	Lester C. Thurow	accountants to review the Company’s
	Donna L. Weaver	internal controls and financial
management practices. See also the
Amended and Restated Audit
Committee Charter attached as Appendix
A hereto.

Compensation	C. Cathleen Raffaeli	Recommends to the Board of Directors	5 — 4 meetings and 1 action
Committee (2)	(Chair)	the compensation arrangements for the	by written consent
	Vaughn A. Clarke	Company’s senior executives and
	Michael K. Parks	administers the 1996 Stock Incentive
	Donna L. Weaver	Plan and the 1996 and 2002 Stock
Purchase Plans. This Committee also
reviews the performance of the CEO
and the members of the Company’s
senior management team on at least an
annual basis.

Finance	Ronald D. Fisher	Reviews acquisition and investment	11 — 4 meetings and 7
Committee (3)	(Chair)	strategies and candidates with the	actions by written consent
	Mitchell H. Caplan	Company’s management. Recommends
	Michael K. Parks	to the Board acquisitions and
	William A. Porter	dispositions and makes
recommendations to the Board
concerning strategic matters.

Nominating and	Lewis E. Randall	Oversees the Company’s corporate	3 — 3 meetings and no
Corporate	(Chair)	governance practices to ensure that the	actions by written consent
Governance	George A. Hayter	Board and the Company’s senior
Committee (4)	C. Cathleen Raffaeli	management teams conduct their
	Lester C. Thurow	business in conformity with the
standards of good corporate governance.

International	William A. Porter	Assists the Board and the Company’s	3 — 3 meetings and no
Advisory	(Chair)	senior management teams in the	actions by written consent.
Committee (5)	George A. Hayter	management of and strategic planning in
connection with the international
operations of the Company

(1)	Mr. Clarke and Ms. Weaver were appointed as members of the Audit Committee effective April 23, 2003. Prior to that time, Lester Thurow, Lewis Randall and Peter Chernin served on the Audit Committee.
(2)	Effective April 2003, the Board reconstituted the Compensation Committee with recently appointed, independent Board members. Prior to that time, the Compensation Committee consisted of Lester Thurow (who served as a member and the Chair from May 2002 through April 2003); David Hayden (who served as the Chair until May 2002 and served as a member until his resignation in July 2002); William Ford (who served on the Committee until his resignation from the Board in April 2003); and Ronald Fisher (who served as a member from May through October 2002). None of the individuals who served on the Compensation Committee in 2002 currently serve on the Compensation Committee.

(3)	Mr. Caplan was appointed as a member of the Finance Committee effective January 23, 2003. Messrs. Parks and Porter were appointed as members of the Finance Committee effective April 2003. Prior to that time, the Finance Committee consisted of Christos Cotsakos, William Ford, Lewis Randall and George Hayter.

(4)	Effective October 23, 2002, the Board combined what had previously been the Nominating Committee with what had previously been the Corporate Governance Committee. Lewis Randall acted as the chair of each of the Nominating Committee and the Corporate Governance Committee.

(5)	Effective October 23, 2002, the Board retired the International Advisory Committee. The management and strategic planning in connection with the Company’s international operations is now managed by the Finance Committee and the full Board.

Nominations by Shareholders

     The Nominating Committee will consider nominees recommended by shareholders for the 2004 Annual Meeting of Shareholders. Such recommendations must be mailed to the Company’s principal executive offices, 4500 Bohannon Drive, Menlo Park, California 94025, Attention: Russell S. Elmer, Corporate Secretary, and must be received by E*TRADE no earlier than November 22, 2003 and no later than December 22, 2003.

DIRECTOR REMUNERATION

Fees Paid to Directors Other Than Chairman

     During fiscal year 2002, the Board of Directors received fees according to the following schedule:

Lead Director Retainer	$40,000.00
Annual Board Retainer	$25,000.00
Each Board Meeting Attended	$2,500.00
Each Committee Meeting Attended as Chairperson	$1,500.00
Each Committee Meeting Attended as Member	$1,000.00

     The Board created the Lead Director position in April 2002, when the positions of Chief Executive Officer and Chairman were combined. The individual who served as the Lead Director, George Hayter, is an independent director; the position acted in part as a check and balance to the combined CEO/Chairman position, with responsibility to ensure that the Company followed best practices in areas of its key strategic measurements, including, but not limited to, risk management, corporate governance, development of long term succession planning and strategy formulation in order to increase the long term value and success of the Company. As part of his responsibilities, the Lead Director led all meetings of the Board without management. In addition he led a thorough review of all corporate governance practices, as discussed more fully above. As compensation for these additional responsibilities, the Lead Director received an enhanced retainer.

     Effective January 2003, the Board separated the position of Chairman from the position of Chief Executive Officer. Simultaneously, the Board eliminated the position of Lead Director, as the duties of the Lead Director were absorbed into the position of Chairman. Consequently, as of January 2003 there will no longer be a Lead Director Retainer paid.

     The Board believes that, especially during 2003, the responsibilities and time requirements for the Chairman will be significant. In addition to his regular duties, the Board anticipates that during 2003 the Chairman will lead extensive changes to the corporate governance practices of the Board. To date, the Chairman has already led the Board through a thorough evaluation of its committee structure, eliminating or combining certain committees and substantially revising the charters, policies and practices of the remaining committees. In addition, the Board underwent an extensive search to add four new members. Further, the Chairman will be instrumental as the Company transitions into the leadership of a new Chief Executive Officer. For these reasons, the Board established a remuneration package for the Chairman that is more extensive than for other Board members. For 2003, the Chairman will receive an annual retainer of $250,000 (with no additional payments for attending any Board or committee meeting), an annual grant of restricted stock with a market value of approximately $100,000, and continued participation in the Automatic Option Grant Program discussed below. The restricted stock will vest quarterly over a two year period, but vesting will accelerate in the event of a Change in Control or in the event that the Chairman is replaced in his position. After one year, the Board will review the compensation structure for the Chairman to ensure it remains appropriate for the responsibilities and time requirements going forward.

     All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board. Mitchell Caplan, the only director who is employed by the Company, receives no compensation for services rendered as a director.

Equity Compensation for Directors

     In addition to the fees described above, each non-employee director also receives stock options pursuant to the automatic option grant provisions of the Company’s shareholder-approved 1996 Stock Incentive Plan (the “1996 Plan”). Under the Automatic Option Grant Program in effect under the 1996 Plan, each director who has been serving as a Board member for at least six months and who continues to serve as a non-employee Board member (whether or not that individual is standing for re-election to the Board at the Annual Shareholders Meeting) automatically receives an option grant as of the date of each Annual Shareholders Meeting to purchase 20,000 shares of Common Stock. The exercise price for these options is set at the fair market value of the Company’s Common Stock on the date of grant. Accordingly, at the Annual Shareholders Meeting held on May 24, 2002, each of the following Board members received an option grant under the Automatic Option Grant Program for 20,000 shares of Common Stock at an exercise price of $6.6350 per share: Messrs. Chernin, Fisher, Ford, Hayter, Porter, Randall and Thurow. David Hayden, who was a member of the Board at the time, also received options under the program; however, if Mr. Hayden were to exercise these shares, the Company retains the right to repurchase them at Mr. Hayden’s cost. Each automatic option grant has a term of 10 years, subject to earlier termination following the optionee’s cessation of Board service, and is immediately exercisable for all the option shares. However, any shares purchased upon exercise of the option are subject to repurchase by the Company, at the option exercise price paid per share, should the optionee cease to serve on the Board prior to vesting in those shares. Each outstanding option vests immediately upon (i) certain changes in the ownership or control of the Company, or (ii) the death or disability of the optionee while serving as a Board member.

     On July 26, 2000, the plan administrator for the 1996 Plan activated the Director Fee Option Grant Program. Under this program, each non-employee Board member has the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The options are exercisable at a price per share equal to one-third of the fair market value of the option shares on the date of grant. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) is equal to the amount of the director’s fee invested in that option. The option vests and becomes exercisable in a series of twelve equal monthly installments over the calendar year for which the director’s fee is to be paid and is subject to full and immediate vesting upon certain changes in the ownership or control of the Company. The shares subject to each option under the Director Fee Option Grant Program immediately vest upon (i) an acquisition of the Company by merger or asset sale, or (ii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership. During 2002, the following Board members elected to participate in the Director Fee Option Grant Program and were each granted options to purchase the number of shares of Common Stock of the Company listed following their names: Messrs. Chernin (3,632 shares), Fisher (3,632 shares), Ford (3,632 shares), Hayter (3,632 shares), Porter (3,632 shares) and Dr. Thurow (3,632 shares).

Policy of Equity Ownership for Board of Directors

     The Board of Directors believes that the interests of Board members are more closely aligned with the interests of the Company’s shareholders when Board members have significant equity holdings in the Company’s Common Stock. To help ensure that the Board members maintain their interests in close alignment with those of our shareholders, in 2002 the Board adopted a policy pursuant to which all members of the Board of Directors are expected to be the beneficial owners of shares of the Company’s Common Stock with a market value equivalent to at least two years’ annual retainer fees. New members of the Board, as well as any other member whose holdings do not meet this level, are provided two full years in which to obtain holdings at the expected level.

     The Board of Directors recommends that shareholders vote FOR election of all of the above nominees as directors.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board is asking the shareholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent public accountants for 2003. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

     In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for 2003. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.

     A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting.

Audit Fees paid to Deloitte & Touche LLP

     The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements for the year ended December 31, 2002, and fees billed for other services rendered by Deloitte & Touche LLP for the year ended December 31, 2002:

Audit Fees	$2,929,000
Financial Information System Design and Implementation Fees	None
All other fees:
Tax and audit-related fees (a)	$3,972,000
Other (b)	746,000

Total of all other fees:	$4,718,000

(a)	Tax and audit related fees consist principally of services related to statutory and regulatory audit requirements, acquisition assistance, including due diligence, tax consulting services and review services in connection with Securities and Exchange Commission filings.

(b)	“Other” includes consulting services other than financial information systems design and implementation and internal audit services. In early 2002, the Company ceased using Deloitte & Touche for internal audit services.

     All non-audit services and fees were reviewed with the Audit Committee of the Board of Directors, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Vote Required and Board of Directors’ Recommendation

     Approval of this proposal requires a number of votes “FOR” the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, with abstentions and broker non-votes each being counted as present for purposes of determining the presence of a quorum, abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.

     The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent public accountants for 2003.

EXECUTIVE OFFICERS OF THE COMPANY

     In addition to the Chief Executive Officer who is also a director of the Company, the following executive officers are not directors and serve at the discretion of the Board of Directors:

Name	Age	Position

R. (Robert) Jarrett Lilien	41	President and Chief Operating Officer
Arlen W. Gelbard	45	Chief Banking Officer and President, E*TRADE Bank
Louis Klobuchar, Jr	45	Chief Brokerage Officer and President-elect, E*TRADE
		Securities, LLC
Joshua S. Levine	49	Chief Technology and Administrative Officer
Leonard C. Purkis	54	Chief Financial Officer
Russell S. Elmer	38	General Counsel and Corporate Secretary

     R. (Robert) Jarrett Lilien has been the President and Chief Operating Officer since March 2003. Mr. Lilien has broad responsibility for the tactical execution of all of the Company’s global business strategies. Prior to joining the Company in 1999, Mr. Lilien spent ten years as the chief executive officer of TIR (Holdings) Limited which the Company acquired in August 1999. Prior to TIR, Mr. Lilien held positions at Paine Webber and Autranet, a division of Donaldson, Lufkin & Jenrette, Inc. from 1984 through 1989. Mr. Lilien holds a bachelor of arts degree in economics from the University of Vermont.

     Arlen W. Gelbard is Chief Banking Officer and President, E*TRADE Bank. Mr. Gelbard joined the Company in January 2000 when the Company acquired Telebanc Financial Corporation. Mr. Gelbard was elected to this role in April 2002, giving him the broad responsibility of overseeing the Company’s global banking operations, including all deposit and lending products. Mr. Gelbard previously served as the Chief Operating Officer of E*TRADE Bank. Prior to joining the Company, Mr. Gelbard was the executive vice president of Telebanc Financial Corporation and Telebank since 1998. Before that, he was a partner of the law firm of Hofheimer, Gartlin & Gross, LLP in New York City. Mr. Gelbard holds a bachelor of arts degree in politics from Brandeis University and a juris doctorate and masters of business administration from Boston University.

     Louis Klobuchar, Jr. is Chief Brokerage Officer and President-elect, E*TRADE Securities, LLC. Mr. Klobuchar is responsible for overseeing the Company’s global brokerage operations for its retail, corporate and institutional investors. Mr. Klobuchar joined the Company in 2001 after the Company’s acquisition of Dempsey & Company, LLC, one of the nation’s largest privately-held specialist and market-making firms. As Dempsey’s Chief Executive Officer, Mr. Klobuchar built the business into a 100-trader, 3,500-stock firm trading in five market centers in the U.S. and abroad. Prior to Dempsey, Mr. Klobuchar served as Executive Vice President at the Chicago Stock Exchange, where he was instrumental in restructuring the Exchange’s business model to accommodate the high-speed, low cost execution requirements of online brokers. Mr. Klobuchar holds a bachelor of arts degree in liberal arts from DePaul University.

     Joshua S. Levine is Chief Technology and Administrative Officer of the Company. Prior to joining the Company in 1999, he was the managing director and global head of equities technology for Deutsche Bank from 1997. From 1985 to 1997, he was with Morgan Stanley, ultimately as a managing director and chief technology officer, and a senior member of the IT operating committee. Mr. Levine is co-author of “Application Systems in APL” published by Prentice-Hall in 1985.

     Leonard C. Purkis is Chief Financial Officer of the Company. Prior to joining E*TRADE in 1998, he served as chief financial officer of Iomega Corporation from 1995 to 1998. From 1983 to 1995, he served in numerous senior-level domestic and international finance positions for General Electric Co. and its subsidiaries, culminating his career there as senior vice president, finance, for GE Capital Fleet Services. Mr. Purkis began his career as an audit manager at Coopers & Lybrand. Mr. Purkis is a fellow member of the Institute of Chartered Accountants in England and Wales.

     Russell S. Elmer is General Counsel and Corporate Secretary to the Company. He served as Assistant General Counsel of the Company before becoming an executive officer. Prior to joining the Company in 2000, he was a partner at the law firm of Gray Cary Ware and Freidenrich, LLP. Mr. Elmer has a bachelor of arts degree in political science and international relations from Stanford University and a juris doctorate from the Boalt Hall School of Law, University of California, Berkeley.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock and the Company’s Series A Preferred Stock (see footnote 2 below) as of February 28, 2003 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock or Series A Preferred Stock of the Company; (ii) each current director; (iii) each current officer listed in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

Name and Address of Beneficial Owner (15)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (1)

Mitchell H. Caplan (3)	2,535,275	*
R. (Robert) Jarrett Lilien (4)	1,127,826	*
Leonard C. Purkis (5)	1,334,231	*
Joshua S. Levine (6)	1,173,938	*
William A. Porter (7)	5,715,959	1.60%
Peter Chernin (8)	148,053	*
Ronald D. Fisher (9)	129,153	*
William E. Ford (10)	269,656	*
George Hayter (11)	320,171	*
Lewis E. Randall (12)	1,533,104	*
Lester C. Thurow (13)	392,349	*
Mellon Financial Corporation (14)	19,986,011	5.59%
All directors and current executive officers as a group
(17 persons) (15)	16,871,072	4.72%

*	Less than 1%
(1)	Based on 357,512,874 shares outstanding on February 28, 2003. Shares of Common Stock subject to options that are exercisable within 60 days of February 28, 2003 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(2)	No Exchangeable Shares of EGI Canada Corporation (which are entitled to vote in accordance with the terms of issuance of the one (1) outstanding share of the Company’s Series A Preferred Stock), are held by the individuals or entities listed above as of February 28, 2003.

(3)	Includes 397,842 shares held by Caplan Associates and 50,000 shares of unvested restricted Common Stock subject to repurchase. Also includes 1,707,300 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003.

(4)	Includes 102,610 shares held by the Piston Share Ownership Trust under agreement dated November 15, 1991; and 50,000 shares of unvested restricted Common Stock subject to repurchase. Also includes 767,169 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2003.

(5)	Includes 79,996 shares held by the Leonard C. Purkis Revocable Trust under an agreement dated April 24, 1997; and 25,000 shares of unvested restricted Common Stock subject to repurchase. Also includes 1,254,235 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2003.

(6)	Includes 50,000 shares of unvested restricted Common Stock subject to repurchase. Also includes 1,044,497 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2003.

(7)	Includes 5,630,306 shares held by William A. and M. Joan Porter as Trustees of the Porter Revocable Trust under agreement dated August 15, 1998. Also includes 80,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 shares of which are subject to repurchase, and 5,653 shares of Common Stock issuable upon exercise of options exercisable within 60 days of February 28, 2003.

(8)	Includes 2,400 shares held by the Peter and Megan Chernin Revocable Trust under agreement dated March 2, 1994; and 140,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 40,000 of which are subject to the Company’s right of repurchase. Also includes 5,653 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003.

(9)	Includes 70,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 45,000 of which are subject to the Company’s right of repurchase. Also includes 39,153 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003.

(10)	Includes 120,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, of which 20,000 shares are subject to the Company’s right of repurchase; 149,653 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003; and 3 shares of Common Stock owned directly by Ford. Mr. Ford exercised options to purchase 149,653 shares of the Company’s

Common Stock on March 13, 2003 (which shares he currently holds although they are not included for purposes of calculating beneficial ownership as of February 28, 2003).
(11)	Includes 120,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company’s right of repurchase. Also includes 197,653 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003.

(12)	Includes 627,100 shares held by Lewis or Martha Randall, as Trustees of the Lewis E. and Martha E. Randall Living Trust dated August 16, 1984. Includes 220,000 shares held solely by Mr. Randall’s wife. Mr. Randall disclaims beneficial ownership of such shares. Also includes 120,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company’s right of repurchase. Also includes 96,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003.

(13)	Includes 120,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company’s right of repurchase. Also includes 245,653 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003.

(14)	All of the securities are beneficially owned by Mellon Financial Corporation and direct or indirect subsidiaries in their various fiduciary capacities. As a result, in every instance an entity other than Mellon Financial Corporation is entitled to dividends or proceeds of sale. No individual account holds an interest of 5% or more. The address for Mellon Financial Corporation is One Mellon Center, Pittsburgh, Pennsylvania 15258.

(15)	Includes the information in the notes above, as applicable. Includes an additional 508,830 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2003, which options are held by executive officers of the Company who are not identified in the table above.

(16)	All addresses are c/o E*TRADE Group, Inc., 4500 Bohannon Drive, Menlo Park, CA 94025, except as noted above.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     The following table sets forth the compensation paid to (i) the Company’s current and former Chief Executive, and (ii) the Company’s four other highest-paid executive officers (“Named Executive Officers”) for services rendered in all capacities to the Company and its subsidiaries for the calendar year ended December 31, 2002, December 31, 2001, the transition quarter ended December 31, 2000, and the fiscal year ended September 30, 2000.

     As discussed in the Board Report on Executive Compensation, below, bonus payments shown as being paid in 2002 reflect payments made in January 2002 under the Company’s performance bonus program and represent payment for achievement of objectives set for performance in 2001.

SUMMARY COMPENSATION TABLE (1)

								Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position	Year/ Quarter					Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options/SARs		All Other Compensation ($)
		Salary ($)		Bonus ($)

Christos M. Cotsakos	Calendar 2002	313,846	(2)	6,383,043	(3)	236,016	(4)	—		—		5,281,089	(5)
Former Chairman of	Calendar 2001	797,880		4,126,405		32,970,453	(6)	29,347,928	(7)	1,332,090		9,940,726	(8)
the Board and	Qtr end 12/31/00	181,346		—		—		—		538,333		—
Chief Executive Officer	FYE 9/30/00	575,000		1,393,676		134,801	(9)	—		2,000,000		1,990	(10)

Mitchell H. Caplan	Calendar 2002	637,616	(11)	1,462,609	(3)	—		—		5,811	(11)	10,000	(10)
Chief Executive Officer	Calendar 2001	609,420		—		—		742,190	(12)	854,402		8,500	(10)
	Qtr end 12/31/00	69,754		—		—		—		—		—
	FYE 9/30/00	196,827		375,000		—		—		231,341		—

R. (Robert) Jarrett Lilien	Calendar 2002	568,992		503,834	(3)	—		—		—		10,000	(10)
President and Chief	Calendar 2001	608,939		829,920		—		742,190	(12)	911,837		8,500	(10)
Operating Officer	Qtr end 12/31/00	81,827		—		—		—		—		692	(10)
	FYE 9/30/00	221,923		647,790		—		—		400,000		5,196	(10)

Jerry D. Gramaglia	Calendar 2002	680,769		1,629,036	(3)	—		—		—		10,000	(10)
Former President and	Calendar 2001	647,301		274,001		56,279	(13)	2,473,964	(14)	943,439		584,251	(15)
Chief Customer	Qtr end 12/31/00	134,038		—		—		—		207,609		—
Operations Officer	FYE 9/30/00	339,904		253,514		200,224	(16)	—		1,800,000		2,423	(10)

Leonard C. Purkis	Calendar 2002	500,000		704,606	(3)	—		—		—		629,052	(17)
Chief Financial Officer	Calendar 2001	440,378		305,378		—		371,095	(18)	200,000		210,172	(19)
	Qtr end 12/31/00	88,558		—		—		—		—		—
	FYE 9/30/00	300,000		215,234		67,179	(20)	—		7,609		5,250	(10)

Joshua S. Levine	Calendar 2002	635,769		1,302,911	(3)	—		—		—		10,000	(10)
Chief Technology and	Calendar 2001	522,111		97,615		—		742,190	(12)	—		283,830	(21)
Administrative Officer	Qtr end 12/31/00	95,192		50,000		—		—		—		769	(10)
	FYE 9/30/00	282,596		190,620		—		—		—		4,481	(10)

(1)	In accordance with SEC rules, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and, except as expressly noted, certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

(2)	Prior to May 15, 2002, Mr. Cotsakos received a base salary of $800,000 per year. Effective May 15, 2002, his salary was reduced to zero. The amount shown reflects salary payments made prior to May 15, 2002.

(3)	As discussed below, bonus payments shown as being paid in 2002 reflect payments made in January 2002 under the Company’s performance bonus program and represent payment for achievement of objectives set for performance in calendar year 2001.

(4)	Represents $99,931 for security systems and tax gross-ups, the benefit of $23,890 for Company provided automobile, tax planning services of $97,715 and other perquisites of $14,480 of which no one item exceeded 25% of the total perquisites reported for this individual. The items reported in this column were perquisites provided under the terms of the employment agreement between the Company and Mr. Cotsakos dated May 31, 1999, as amended (the “1999 Agreement”). These perquisites were eliminated under the terms of a new employment agreement dated May 15, 2002.

(5)	Represents $5,000,000 for the Company’s contribution to the Supplemental Executive Retirement Plan paid in accordance with the terms of the plan adopted in 2000, $271,089 for the value of a Company provided life insurance policy and tax gross-up on the benefit and $10,000 for employer contributions to the Company’s 401(k) plan. Subsequent to his separation from employment, the Company has no further obligation to maintain life insurance on behalf of Mr. Cotsakos and the Company does not provide similar life insurance policies for any other individual.

(6)	Represents the benefit received for $15,000,000 in connection with the settlement of a loan agreement between this individual and the Company and $15,211,481 paid as a tax gross-up for the value of the loan settlement. The loan was settled in connection with the renegotiation of the Company’s employment contract with the former CEO and as part of other contractual renegotiations undertaken by the Company in August 2001. In addition, Mr. Cotsakos also received other perquisites of $2,758,972 of which no one item exceeded 25% of the total perquisites reported for this individual.

(7)	This is the amount previously reported for calendar 2001. This figure represents the dollar value of 666,666 shares of restricted stock granted to Mr. Cotsakos on January 2, 2001, based on the closing price of $7.4219 per share of the Company’s Common Stock on the date of grant. These shares vested in their entirety over eighteen months and Mr. Cotsakos retained those shares. The figure also represents the value of 4,000,000 shares of restricted stock granted on April 4, 2001 based upon the closing price of $6.10 per share of the Company’s common stock on the date of grant. These shares vested in five equal increments of 800,000 shares each over a five year period, with the first vesting date on April 4, 2002. In May 2002 Mr. Cotsakos waived his right to retain the 3.2 million shares of restricted stock in this grant that had not yet vested. After adjustment for this waiver, the actual compensation rights retained as would be reported under this column, had a value of $9,827,928.

(8)	This amount included $9,579,674 as the value of the Company’s contribution to its Supplemental Executive Retirement Plan on behalf of Mr. Cotsakos; however, in May 2002 Mr. Cotsaksos waived his right to vested benefits in the amount of $9,579,674 that had previously been contributed to the Company’s Supplemental Executive Retirement Plan on his behalf. After adjustment for this waiver, the actual compensation rights retained as would be reported under this column are $361,052, representing the benefit of $357,902 arising from premiums paid for a life insurance policy, including tax gross-up, and $3,150 for employer contributions to the Company’s 401(k) Plan.

(9)	Represents the benefit received for reimbursement of $108,625 for personal tax and financial planning services and other perquisites of $26,176 of which no one item exceeded 25% of total perquisites reported for this person.

(10)	Represents employer contributions to the Company’s 401(k) Plan.
(11)	For 2002, Mr. Caplan elected to participate in the Salary Investment Option Grant program under the Company’s 1996 Stock Incentive Plan. Under this program, certain management-level employees may elect to receive a portion of his or her base salary in the form of stock options in lieu of cash. The total value of the options on the date of grant is equal to the amount by which salary was reduced. For purposes of reporting in the Summary Compensation Table, the Company has reported both the full salary to which Mr. Caplan was entitled as well as the stock options that were granted.

(12)	Represents the dollar value of 100,000 shares of restricted stock granted to this individual on January 2, 2001 based upon the closing price of $7.4219 per share of the Company’s Common Stock on the date of grant. The individual’s right to retain this stock vests in four equal annual installments.

(13)	Represents the benefit of $18,510 received for Company provided automobile, $22,900 received for reimbursement of the costs of personal tax and financial planning services and $14,869 of other perquisites of which no one item exceeded 25% of the total perquisites for this person.

(14)	Represents the dollar value of 333,333 shares of restricted stock granted to Mr. Gramaglia on January 2, 2001 based upon the closing price of $7.4219 per share of the Company’s Common Stock on the date of grant. Mr. Gramaglia’s right to retain this stock was to vest in four equal annual installments of 83,333 shares each. One of these installments vested on January 2, 2002. In connection with his transition to the role of Entrepeneur-in-Residence of ArrowPath Ventures, Mr. Gramaglia waived his right to vest in any further shares of restricted stock.

(15)	Represents $575,751 for the Company’s contribution to the Supplemental Executive Retirement Plan and $8,500 for employer contributions to the Company’s 401(k) plan. In connection with his transition to the role of Entrepeneur-in-Residence of ArrowPath Ventures, Mr. Gramaglia waived his right to retain any amounts in his SERP account. Consequently, these amounts have been returned to the general assets of the Company.

(16)	Represents the benefit received for reimbursement of $154,919 of relocation expenses and other perquisites of $45,305 of which no one item exceeded 25% of total perquisites reported for this individual.

(17)	Represents $619,052 for the Company’s contribution to the Supplemental Executive Retirement Plan and $10,000 for employer contributions to the Company’s 401(k) plan. The Company has subsequently voted to terminate the SERP.

(18)	Represents the dollar value of 50,000 shares of restricted stock granted to Mr. Purkis on January 2, 2001 based upon the closing price of $7.4219 per share of the Company’s Common Stock on the date of grant. Mr. Purkis’ right to retain these shares vests in four equal annual installments.

(19)	Represents $201,750 for the Company’s contribution to the Supplemental Executive Retirement Plan and $8,422 for employer contributions to the Company’s 401(k) plan. The Company has subsequently voted to terminate the SERP.

(20)	Represents the benefit received for a Company purchased gift of $29,132, $13,557 received for reimbursement of the costs of personal tax and financial planning services and other perquisites of $24,490 of which no one item exceeded 25% of the total perquisites reported for this person.

(21)	Represents 280,946 for the Company’s contribution to the Supplemental Executive Retirement Plan and $2,884 for employer contributions to the Company’s 401(k) plan. The Company has subsequently voted to terminate the SERP.

Equity Compensation Plan Information

     The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002, including the 1996 Stock Incentive Plan, the 1996 Stock Purchase Plan and the 2002 Associate Stock Purchase Plan.

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by
shareholders	38,646,028	$12.0921	25,808,519	(2)
Equity compensation plans not approved by
shareholders (3)	355,000	6.9754	0

Total	39,001,028	$12.0455	25,808,519

(1)	In connection with the acquisition of certain wholly-owned subsidiaries of the Company during the period from 1996 through the present, the Company assumed certain outstanding options under certain of the acquired companies’ stock option plans existing at the time of acquisition. The number of shares of the Company’s Common Stock to be issued upon exercise of these outstanding assumed options, warrants and rights is 2,618,433 shares, with a weighted-average exercise price of $6.2089. No additional options will be granted under any of the assumed option plans.

(2)	At the Company’s annual meeting of shareholders, held December 21, 2000, the shareholders approved an amendment to the 1996 Stock Incentive Plan which provides for an automatic increase in the number of shares available for grant under the 1996 Plan in each of the four years beginning in 2002 by an amount equal to 5% of the number of shares of Common Stock of the Company issued and outstanding on the last trading day in December of the immediately preceding year. The number of shares of Common Stock by which the 1996 Plan share reserve was increased in 2002, in accordance with the amendment, was 17,379,624 shares. These shares are included in the table. The number of shares of Common Stock by which the 1996 Plan share reserve was increased in 2003 was 17,983,579 shares. These shares are not included in the table.

(3)	The Company granted Nonstatutory Stock Options to certain newly-hired executive officers outside of the 1996 Incentive Stock Plan as an inducement to enter into employment contracts with the Company, which shares were registered with the Securities and Exchange Commission on Form S-8 registration statements dated February 11, 1999 and April 18, 2000. Options to purchase 1,300,000 shares were granted, of which options to purchase 355,000 shares are currently outstanding and have not been exercised. Of these, options for 800,000 shares were granted with an exercise price equal to the fair market value on the date of grant while 500,000 shares were granted with exercise prices ranging between a 40% and 50% discount from the fair market value per share on the date of grant. The options were fully vested on the date of grant and have terms ranging between five and ten years. The Company has no current plans to grant stock options outside its shareholder-approved equity compensation plans described above or subsequently adopted by the Board and approved by its shareholders.

Stock Options

     The following table contains information concerning the grant of stock options under the Company’s 1996 Stock Incentive Plan for 2002. No stock appreciation rights were granted to those individuals during 2002.

Option/SAR Grants in 2002

	Option/SAR Grants in 2002Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(3)

	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2002	Exercise Price (per Share) ($)(2)
Expiration Date
Name						5%	10%

Christos M. Cotsakos	—		—	—	—	—	—
Mitchell H. Caplan	5,811	(1)	0.12%	3.44	01/02/2012	77,734	135,623
R. (Robert) Jarrett Lilien	—		—	—	—	—	—
Jerry D. Gramaglia	—		—	—	—	—	—
Leonard C. Purkis	—		—	—	—	—	—
Joshua S. Levine	—		—	—	—	—	—

(1)	As discussed in the Summary Compensation Table, above, the option was granted on January 2, 2002 and vested in twelve equal monthly installments until January 2, 2003. These options were granted under the Salary Investment Option Grant program offered under the Company’s 1996 Stock Incentive Plan. Pursuant to this program, certain management-level employees may elect to have their salary reduced for a one-year period in exchange for stock options with a value per share of one-third of the price per share of the Company’s Common Stock on the date of grant. The total value of the options on the date of grant is equal to the amount by which salary was reduced. For purposes of benefits, the employee is treated as having received salary at his or her original base salary level.

(2)	The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving the issuance of net shares equal to the difference between the number of options exercised and the shares of Common Stock constructively exchanged.

(3)	The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

Option Exercises and Holdings

     The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last year and unexercised options held as of the end of 2002. No stock appreciation rights were exercised during 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

	Number of Shares Acquired on Exercise		Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised in-the- Money Options/SARs at FY-End ($)(2)
		$ Value Realized(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Christos M. Cotsakos	6,737	$56,793	5,399,032	0	$111,958	$0.00
Mitchell H. Caplan	0	0	1,594,899	534,263	$1,352,022	$621
R. (Robert) Jarrett Lilien	0	0	627,960	703,877	$0.00	$0.00
Jerry D. Gramaglia	0	0	1,352,413	601,244	$34,039.03	$0.00
Leonard C. Purkis	0	0	1,229,833	160,552	$95,000.00	$0.00
Joshua S. Levine	0	0	983,513	414,096	$0.00	$0.00

(1)	Equal to the fair market value of the purchased shares on the option exercise date less the exercise price paid for those shares.
(2)	Based on the market price, as applicable, of $4.7250 per share, which was the average of the high and low selling price per share of the Company’s Common Stock on the New York Stock Exchange on the last trading day of 2002 (December 31, 2002).

Board Report on Executive Compensation

Compensation Committee Charter

     The Compensation Committee is responsible for establishing and administering compensation programs for the senior management of the Company, including those programs in which the Company’s Named Executive Officers participate. The Board, with full support of the Committee, recently changed its governance practices in relation to the compensation package for the Company’s Chief Executive Officer. Effective October 2002, any action affecting the compensation of the Chief Executive Officer must be made by the full Board. The Committee retains the responsibility to review CEO compensation and make recommendations to the full Board, but authority to take any action rests exclusively with the full Board.

     In April 2003, the Board added four new members and entirely reconstituted the Committee with these new, independent members. The Committee’s first order of business is to thoroughly review the Company’s compensation programs to ensure that each program is calculated as an appropriate driver of shareholder value under business and economic conditions that in many cases are dramatically different from conditions when the programs were adopted. The Committee as currently constituted anticipates that certain of the compensation and/or retirement programs in effect in 2002 and discussed below may be substantially modified or, in some cases (as with the Supplemental Executive Retirement Plan) terminated, in the near future.

Compensation Philosophy

     The Company operates its business in an industry and in geographic areas in which the demand for top level executive talent is extremely high. Consequently, the Company strives to provide competitive compensation, using both annual and long term incentives as tools to retain senior talent.

     The Company’s Named Executive Officers generally participate in the same compensation plans as all other Company employees. These plans generally include a base salary, a cash bonus potential, and equity compensation programs.

     The base salary constitutes a relatively small portion of overall compensation for the Named Executive Officers, and is generally set at a rate that is slightly above the median for comparable positions at comparable companies.

     The cash bonus potential is primarily designed to ensure that senior management achieves short term objectives that create value for shareholders and is administered through the Employee Bonus Program. That bonus program was approved by shareholders in 2000 and is a performance based compensation program for purposes of Section 162(m) of the Internal Revenue Code. Generally under that program, employees are rewarded for achieving individual, divisional and corporate targets set during the first ninety days of the fiscal year. However, in 2001 and 2002, any awards to the Chief Executive Officer and the other Named Executive Officers were based exclusively on achievement of corporate targets. This is because the Chief Executive Officer and the other senior executives of the Company are responsible for overseeing the integrated performance of the entire Company. Because targets are related to annual performance; bonuses are not paid until the fiscal year has closed and the performance is confirmed. However, these bonuses are accrued as a compensation expense throughout the course of the year for which the bonus is earned. Consequently, as the bonus plan has been administered, bonuses are paid in January for performance during the prior fiscal year. Thus, bonuses reported in the Summary Compensation Table, above, reflect payments made in January 2002 for performance during 2001.

     The Committee believes strongly that equity compensation is the most accurate tool available to ensure that senior management remains focused on creating long term value for shareholders. Equity compensation is administered through the Company’s 1996 Stock Incentive Plan, and the Company’s 2002 Associate Stock Purchase Plan which allows employees of the Company to purchase shares of the Company’s stock at a discount, as provided under Section 423 of the Internal Revenue Code.

     Historically the Committee has strived to create an overall compensation program that will establish compensation for senior management at approximately the 75th percentile for executives at the Company’s primary peer companies. The Company’s primary peer companies are generally considered to be companies in the financial services industry with annual revenues in the range from $1.0 billion to $5.0 billion. However, the Committee recognizes that the Company’s more direct competitors for executive talent are not exclusively its primary peer companies or companies that would be included in a peer group established to compare shareholder returns on investment. Thus, the compensation peer group is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

In administering overall compensation, the Committee has utilized independent compensation consultants. In recent changes to its governance practices the Committee clarified its right to retain such consultants at its sole discretion, and the consultants are paid by the Company at the Committee’s direction.

Compensation for fiscal year 2002 for Named Executive Officers other than CEO

     For 2002, compensation for the Named Executive Officers other than the Chief Executive Officer was comprised of three basic elements: base salary, a cash bonus opportunity under the Company’s Employee Bonus Program and long term incentives under the 1996 Stock Incentive Plan. The programs were administered as follows:

     Base Salaries

     With one exception, base salaries for the Named Executive Officers, other than the current Chief Executive Officer, remained constant through 2002. In 2001, the Company established an Office of the President, consisting of a President and Chief Customer Operations Officer and three senior executive officers primarily responsible for managing the overall operations of the business and each of its various divisions. The base salary of the President and Chief Customer Operations Officer was set at $675,000 per year and the base salaries of the other three members of the Office of the President (Mitchell H. Caplan, R. Jarrett Lilien and Joshua Levine) were set at $615,000 per year. Effective May 1, 2002, Jerry Gramaglia, the President and Chief Customer Operations Officer, resigned from his position. At that time, the position of President and Chief Customer Operations Officer and the “Office of the President” were each eliminated. The Company promoted Mitchell Caplan, then the Chief Financial Products Officer, into the position of President and Chief Operating Officer. In connection with the establishment of this position, the Committee commissioned a compensation study. As a result of that study, Caplan’s base salary for the position of President and Chief Operating Officer was set at $650,000 per year. The base salaries of the all other Named Executive Officers (with the exception of the former Chief Executive Officer, discussed below) remained unchanged.

     Bonus Program

     Each of the Named Executive Officers has participated in the Company’s Employee Bonus Program. As discussed above, in each of 2001 and 2002, the Committee established performance targets during the first three months of the year. For the most senior management of the Company, including the Named Executive Officers, the performance target set was based on the overall performance of the Company, rather than any one of its divisions. For clarity of administration, the Committee established a single performance target based on earnings per share from ongoing operations for the fiscal year. If the Company’s actual performance was within a certain range, a bonus was earned, and payment could range from 80 to 120 percent of the target. As discussed above, in administering the program, the performance target would be achieved only upon the close of the fiscal year and confirmation that the performance target had been met. Thus, a bonus, if any, was paid in January based on performance targets achieved for the prior year. Bonus payments were made under the Employee Bonus Plan in early 2002 at the minimum threshold level of 80 percent of target and were based on the Company’s performance in 2001 in an extraordinarily difficult economic environment, including execution of the diversification of the business and performance of that diversified model. These bonus payments made to the Named Executive Officers in January 2002 for performance in fiscal year 2001 are reflected in the Summary Compensation Table, above.

     In the first ninety days of 2002 the Committee established a target for the Company’s Named Executive Officers to earn bonuses for performance in 2002 payable in 2003. Again, for clarity of administration, the Committee established a single target based on earnings per share from ongoing operations (including accruals for bonus payments). With some limited exceptions, based on contractual obligations, the Company did not pay bonuses under the Employee Bonus Program in January 2003 for performance in 2002. As discussed below, the Company did pay a bonus to the former Chief Executive Officer based on the contractual obligations in his employment agreement of May 2002.

     Equity Compensation

     In prior years, the Committee has awarded grants of stock options and restricted stock to its senior executives, including the Named Executive Officers, both as a reward for past performance and as a retention tool. In 2001, the Committee made significant awards of both stock options and restricted stock. However, in 2002, in light of the significant awards made in 2001 and as the Company considered the potential “expensing” of stock options, the Committee made no awards of stock options or restricted stock to any of the Company’s executive officers, including the Named Executive Officers. Mitchell

H. Caplan received an option to purchase 5,811 shares under the Salary Investment Option Grant program because he elected to receive this option in lieu of the payment of a portion of his base salary.

Compensation for fiscal year 2002 for the former Chief Executive Officer

     In January 2002, the Company’s Chief Executive Officer, Christos Cotsakos, was party to an employment agreement with the Company, pursuant to which he received a base salary of $800,000 and a target annual bonus of ten times the base salary (or $8 million). Just as for other Named Executive Officers, the Committee set performance targets for the CEO’s bonus based on the Company’s achievement of earnings per share from ongoing operations in 2001. The performance target would be achieved only upon the close of the fiscal year and confirmation that the performance target had been met. Thus, a bonus, if any, was paid in January based on performance targets achieved for the prior year. Just as a bonus was paid out to other Named Executive Officers, Mr. Cotaskos was paid a bonus in January 2002 at the minimum threshold level of 80 percent of target based on the Company’s performance in 2001. This bonus payment is reflected in the Summary Compensation Table, above.

     In May 2002, the Company entered into a new employment contract with Mr. Cotsakos that provided for a base salary of zero for at least the first year of the contract and a target bonus payment of $4 million. The contract specifically provided that the target bonus would be based on the Company’s meeting its performance objectives in 2002. The performance objectives established under the contract were the achievement of a target earnings per share from ongoing operations of $.45 (the Company’s performance guidance disclosed in January 2002). The Company met these performance objectives; consequently, the target bonus was paid in January 2003.

Compensation for the Current Chief Executive Officer

     In January 2003, Mr. Cotsakos resigned from his position as Chairman and Chief Executive Officer. The Board appointed Mitchell Caplan, formerly the President and Chief Operating Officer of the Company, as the new Chief Executive Officer. As discussed above, as President and Chief Operating Officer, Mr. Caplan received a base salary of $650,000 per year and a target bonus opportunity of three times his base salary. Following his promotion as the new Chief Executive Officer, the Committee has made no changes to Mr. Caplan’s base salary or his bonus opportunity. The Committee (as reconstituted) is undertaking a thorough review of the compensation programs applicable to each of the Company’s senior executives to ensure that they appropriately reward executives for creating both short and long term shareholder value and that they are appropriate for the marketplace and current market conditions. The Committee anticipates that in the near future it will enter into new employment agreements with Mr. Caplan and the remainder of the senior management team incorporating these revised compensation programs and providing for appropriate protections to the executives to ensure that their primary focus is on the long term success of the Company.

     Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1.0 million per officer in any year. In calendar year 2000, the Company’s shareholders approved a performance-based bonus plan that would allow the amounts paid under the bonus plan to qualify for tax deduction. While the Company does follow the terms of that plan, the Committee and the Company continue to believe that it is important to retain discretion over the compensation paid to the Company’s executive officers, and may elect to make certain awards outside of, or in addition to, the awards provided for in the plan. The Company and the Committee would make such awards only if they believe that those awards are in the long term interests of the Company’s shareholders.

     In addition, the Company’s 1996 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1996 Stock Incentive Plan will qualify as performance-based compensation not subject to the $1.0 million limitation. However, the Committee generally reserves the right to pay amounts of compensation that may not be fully deductible if it believes that it is in the Company’s best interests to do so.

     Submitted by the Company’s Board of Directors.

Retirement Benefits

     In October 2000, the Compensation Committee approved the adoption of a Supplemental Executive Retirement Plan (“SERP”), effective January 1, 2001. The purpose of the SERP was to attract, retain and motivate executive officers of the Company and to provide those executive officers with flexibility to meet their retirement and estate planning needs. At the time of its adoption, the Company faced significant competition for executive talent, and the SERP was viewed as an important tool for attracting and retaining more senior executive talent. The Board reviewed this program in late 2002 and early 2003 and, with the consent and full support of the Company’s management in place in April 2003, ultimately determined that the program was no longer appropriate in light of the business and economic conditions the Company faced. Consequently, the Board elected to terminate the SERP in April 2003. The Company is currently in the process of winding down the plan.

     The SERP was a defined contribution plan, pursuant to which the Company had the discretion to make an annual contribution to the plan on behalf of those executive officers eligible to participate in the plan. The amounts contributed to the plan were held in a Rabbi Trust and invested through that trust; until distribution to a plan participant, the amounts contributed remained assets of the Company which could become subject to claims of creditors in the event of a bankruptcy of the Company. To be eligible to participate in the plan, at the commencement of the plan year (January 1) an individual was required to be: (i) an executive officer; and (ii) age 45 or above. For those executive officers eligible to participate in the SERP, a target contribution was set in an amount calculated to provide the individual a specified benefit upon retirement.

     To receive full benefits available under the SERP, a participating individual was required to have 15 years of participation in the plan at the time of retirement. The Company’s former Chairman and Chief Executive Officer was immediately vested in 100% of those benefits available to him under the SERP. All other participating individuals were not to vest until they had participated in the SERP for at least five years, at which time a participant was to become vested in 50% of the benefits available to him or her under the SERP. However, those individuals who are age 60 or above and have five years participation in the plan will be 100% vested in benefits under the SERP. For each additional year of participation in the SERP, the individual was to become vested in an additional 10% of the benefits available to him or her under the SERP, until he or she was fully vested in all benefits after ten years of participation. However, in the event of a Change in Control of the Company (as defined in the SERP), all participants were to be immediately vested in all benefits contributed into the SERP as of the occurrence of the event which constituted the Change in Control, and any and all future contributions into the SERP.

     Prior to May 2002, the target benefit for the Chairman and Chief Executive Officer was 100% of the average of the total annual compensation in the highest three of the five years prior to retirement (presumed to be at age 60). Compensation for the purpose of determining SERP benefits consists of base salary and regular annual cash bonuses. Severance pay, income derived from equity-based awards and other forms of special remuneration were excluded. The May 2002 employment agreement with Mr. Cotsakos set a maximum target benefit of $5 million. At the same time, Mr. Cotsakos disclaimed all interest in all but $5 million previously contributed to his account. Consequently, as of the time of his resignation, there was approximately $5 million in his account. As required by the terms of the SERP, this amount was distributed to Mr. Cotsakos following his resignation.

     As of January 1, 2003, Messrs. Purkis and Levine had two years of credited service under the SERP. However, Mr. Levine disclaimed any interest in any contribution made to his SERP account in 2002. Of the remaining Named Executive Officers, Mr. Caplan reached age 45 during calendar year 2002 and was therefore first eligible to participate in the SERP beginning in the SERP’s 2003 Plan Year. However, as discussed above, in late 2002 the Board began consideration of whether the SERP was an appropriate program for the Company. As it considered the ongoing viability of the plan, the Board determined that it would make no contributions to the SERP for any participant for the 2003 Plan Year.

     For 2002, a total of $6,872,721 was contributed to and retained in the accounts of those individuals participating in the SERP; no amount was (or will be) contributed to any account in the SERP during 2003. No amount was distributed to any participant in 2002; however, $5,071,696 was distributed to Mr. Cotsakos in 2003 following his resignation.

Employment Contracts, Termination of Employment and Change in Control Arrangements

     Prior to May 2002 the Company was party to an employment agreement with Christos Cotsakos, Chairman of the Board and Chief Executive Officer of E*TRADE Group, Inc. that first became effective in May 31, 1999 and was subsequently amended effective October 1, 2000 and again effective August 27, 2001 (the “1999 Agreement”). Under the 1999 Agreement as amended, Mr. Cotsakos was to receive a base salary of at least $690,000, which salary was subject to review and increase by the Company’s Board of Directors. For calendar year 2001, Mr. Cotsakos received a base salary of $800,000 per year, which salary remained in effect through May 15, 2002. As discussed above, Mr. Cotsakos was also eligible to participate in the Company’s shareholder-approved bonus plan, with a target bonus established by the Compensation Committee of ten times his base salary, and other standard employee benefits. He also received a life insurance policy in the face amount of $10,000,000, and participated in the SERP adopted by the Company effective January 1, 2001 as discussed above. The 1999 Agreement also provided for a severance payment of four times annual compensation (including base salary and target bonus) in the event of the termination of employment in circumstances other than a Change in Control and for a severance of five times annual compensation in the event of the termination of employment in connection with a Change in Control. With a base salary of $800,000 and a bonus potential of ten times base salary (or $8 million), under the 1999 Agreement as amended, in the event of a termination of employment in circumstances other than a Change in Control, the severance payment would have been $32 million; in the event of a termination of employment in connection with a Change in Control, the severance payment would have been $40 million.

     Effective May 15, 2002, the Company entered into a new employment agreement with Mr. Cotsakos (the “2002 Agreement”). The 2002 Agreement provided that Mr. Cotsakos would receive a base salary of zero dollars for at least one year, which salary could be reviewed and adjusted by the Board. The agreement also provided for a target bonus of $4 million, to be paid if the Company achieved pre-established performance targets. As discussed above, this bonus was paid in January 2003 based on the Company’s having met its performance objectives for 2002. Mr. Cotsakos also continued to participate in all benefit plans applicable to other senior officers of the Company. The 2002 Agreement provided for a severance payment of $4 million in the event of a termination of employment, regardless of whether such termination was in connection with a Change in Control. This is in contrast to the potential payments of $32 million or $40 million under the 1999 Agreement. In January 2003, in connection Mr. Costakos separation from employment, the Company agreed to pay Mr. Cotsakos a $4 million severance as provided in the 2002 Agreement.

     Effective October 1, 2001, the Company entered into employment agreements with Mitchell H. Caplan, who was then the Company’s Chief Financial Products Officer; R. (Robert) Jarrett Lilien, who was then the Company’s Chief Brokerage Officer; and Joshua Levine, the Company’s Chief Technology and Administrative Officer (the “Executive Employment Agreements”). Effective May 1, 2002, the Company entered into an employment agreement in the identical form with Arlen Gelbard when he was appointed Chief Banking Officer. Collectively, these are referred to as the “Executive Employment Agreements.” The Executive Employment Agreements superseded all other employment agreements between the executive and the Company. Each of the Executive Employment Agreements provides that the executive is eligible to participate in the Company’s bonus plan, under which his target bonus is three times his base salary, which may be modified as determined by the Compensation Committee. Each is also entitled to participate in the Company’s general benefit plans. Each of the agreements also provided that in the event of a Change in Control of the Company (as defined in the Executive Employment Agreement), all stock options held by the executive that are outstanding but unvested would become immediately and fully vested. Effective January 22, 2003, the Company entered into Amendments to each of the Executive Employment Agreements that eliminated this “single trigger” acceleration; no other provisions of the agreements were affected. In the event that the executive’s employment is involuntarily terminated (as defined in the Executive Employment Agreement) less than 60 days before or within three years after a Change in Control of the Company (as defined in the Executive Employment Agreement), the executive is entitled to: (i) severance payments equal to two years’ base salary and two years’ bonus calculated at the target bonus of three times base salary; (ii) continuation of health care, life insurance and certain other benefits (or, at the Company’s discretion, a lump sum payment sufficient to allow the executive to obtain such benefits on his own) for an additional two years; and (iii) outplacement services valued at a minimum of $40,000, plus attendant office facilities and administrative support. In the event that the executive’s employment is involuntarily terminated (as defined in the Executive Employment Agreement) in circumstances other than those relating to a Change in Control, the executive is entitled to: (i) severance payments equal to one year’s base salary (with no bonus payment); and (ii) continuation of health care, life insurance and certain other benefits (or, at the Company’s discretion, a lump sum payment sufficient to allow the executive to obtain such benefits on his own) for an additional one year. The current base salary for Mr. Caplan is $650,000; the current base salary for Messrs. Lilien and Levine is $615,000; and the current base salary for Mr. Gelbard is $525,000.

     When Mr. Caplan was promoted to the position of Chief Executive Officer, the Company amended his employment agreement to provide that, if prior to January 23, 2005, Mr. Caplan does not remain in the position of Chief Executive Officer, the Company would pay him a severance payment equal to the greater of the base salary Caplan would have otherwise received through January 23, 2005 or one year’s base salary. When Mr. Lilien was promoted to the position of President and Chief Operating Officer, the Company made no changes to his Executive Employment Agreement.

     Further, the Company has entered into Management Retention Agreements, covering all other executive officers, including Leonard C. Purkis, a Named Executive Officer. The agreements provide that if the executive officer is involuntarily terminated (as defined in the Management Retention Agreement) within 60 days prior to the occurrence of a change in control or within 18 months following an occurrence of a Change of Control (as defined in the Management Retention Agreement), then the executive shall be entitled to receive a severance payment equal to two years’ base salary and two years’ bonus calculated at the target bonus rate for the officer.

     Outstanding options held by the Named Executive Officers, as well as other employees, are subject to a Special Addendum to Stock Option Agreement that provides that unvested options will automatically vest in full and all unvested shares of Common Stock held by such individuals subject to direct issuance made under the 1996 Plan will immediately vest in full in the event of the termination of the officer’s employment within eighteen months following: (i) a Corporate Transaction (as defined in the 1996 Plan); or (ii) a Change in Control.

     As discussed above, the Board is currently reviewing all compensation arrangements with each of the Company’s executive officers. In connection with this review, and with the full support of senior management, the Board will also review all employment and/or severance agreements with each of its executive officers. The Company expects that it will enter into new employment agreements with each executive officer providing for terms that are appropriate for the Company and its shareholders, including terms related to severance. The Board expects that these terms will be appropriate for the market and business environment in which the Company currently operates.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is currently composed of Cathleen Raffaeli, Vaughn Clarke, Michael Parks and Donna Weaver. During 2002, the Committee consisted of, at various times, Lester Thurow, Ron Fisher, David Hayden and William Ford. None of these individuals was at any time during 2002 or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions

     1. In 1999 and 2000, the Company sponsored two venture capital funds to invest in early and mid-stage information technology companies. The Company invested $25.2 million in marketable securities, and subsequently invested $6.8 million in cash, in the first fund (“Fund I”). The Company made a $50.0 million capital commitment to the second fund (“Fund II”), of which $8.2 million in cash has been invested to date. The total committed capital of Fund I is $107.7 million and of Fund II is $207.3 million. The Company had a remaining outstanding capital funding commitment of $0.7 million to Fund I at December 31, 2002. At December 31, 2002, the Company’s outstanding capital funding commitment to Fund II was $41.8 million.

     The funds are managed by affiliates of ArrowPath Ventures, LLC (“ArrowPath”). From the inception of the funds, Christos Cotsakos, the Company’s former Chairmen and CEO, and Thomas Bevilacqua, the Company’s former Chief Strategic Investments Officer, acted as managing members of the ArrowPath affiliate that serves as general partner of the Funds (the “General Partner”). In March 2003, Mr. Bevilacqua resigned from his employment with the Company. The Company is a non-managing member of the General Partner. To the extent that the Funds generate profits, 20% (as to Fund I) and 25.6% (as to Fund II) will be payable to the Company. Messrs Cotsakos and Bevilacqua, in their capacity as managing members and the investment professionals of ArrowPath, were entitled to receive the balance of net profits that are payable to the General Partner. An ArrowPath affiliate owned by Messrs. Cotsakos and Bevilacqua in which the Company has no interest is entitled to receive an annual management fee equal to 1.75% of the committed capital of the Funds and is responsible for the payment of all expenses of the Fund for which the General Partner is otherwise responsible. In connection with his resignation as Chairman and CEO of the Company, Mr. Cotsakos entered into arrangements pursuant to which he withdrew as a managing member of the General Partner, agreed to forego any right to distributions or profit allocations from the General Partner and withdrew as an owner of the management company. To date, the Funds have not distributed any amounts in respect of net profits. In several instances, Messrs. Cotsakos and Bevilacqua have received stock options in portfolio companies of the Funds for service on the boards of directors of such companies. Following the resignations of Mr. Cotsakos and Mr. Bevilacqua, there are no executive officers of the Company who have any responsibility (or receive any payment of any kind) for management of the funds or their investments.

     2. In November 2000, in lieu of selling his shares of the Company’s Common Stock on the open market, William A. Porter, founder of the Company, Chairman Emeritus and currently a director of the Company, borrowed from the Company the principal amount of $15.0 million on a full recourse, collateralized basis. The loan accrues interest at the rate of 6.09% annually, the applicable federal rate for a loan of this nature at that time. Accrued interest is to be paid annually and the principal amount of the loan is due to be paid in November 2010. In May 2001, Mr. Porter pre-paid all interest for calendar year 2001. In December 2001, Mr. Porter repaid $1.0 million of the principal amount of the loan, leaving a remaining balance outstanding of $14.0 million. In August 2002, Mr. Porter pre-paid all interest for 2002 and paid $.5 million of principal, leaving a remaining balance outstanding of $13.5 million. The loan is fully collateralized by equity interests in various limited liability companies and properties owned by Mr. Porter.

     3. The Company has always encouraged its executive officers to hold significant equity in the Company to properly ally the interests of the executive officers with those of the shareholders of the Company. To facilitate such holdings, during 2000 the Company adopted a program pursuant to which the Company made loans to executive officers to allow them to exercise stock options to purchase shares of the Company’s stock. From May 2000 to June 2001, the Company made loans to six executive officers of the Company under this program. The principal amount of each loan was due thirteen months after it was made. Interest on each loan was initially set at 7.75% (the Company’s applicable margin lending rate at that time) and began to accrue immediately. Accrued and unpaid interest on each loan was due one year from the date of that loan and additional accrued but unpaid interest for the last month of the term was due on maturity. The loans were subsequently renegotiated with each executive with an interest rate of 5.75% (the Company’s applicable margin rate at that time) and a due date of November 2002. Each loan was a full recourse loan collateralized by a stock pledge of the number of shares purchased with the proceeds of the loan. These loans were all repaid in full during 2002. In connection with the repayment of these loans, the Company redeemed Common Stock held by certain of the individuals valued at $5.735 per share, the fair market value of the Company’s Common Stock on the due date of the notes. Each of the individuals paid all accrued interest on their loans in cash. The following table lists each loan to an individual who is currently an executive officer, member of senior management and/or individual reported in the Summary Compensation Table:

Name	Total Principal Amount of Loans	Total Shares Purchased With Proceeds of Loan	Shares Redeemed by Company

Christos Cotsakos	$26.9 million	4,240,895	4,685,284
Jerry Gramaglia	$1.5 million	200,000	0
Leonard Purkis	$1.8 million	200,000	200,000
Connie Dotson	$1.3 million	157,064	134,817
Pamela Kramer	$80,000	7,184	0

     There are no loans outstanding under this program, and the Board has terminated the program; therefore there will be no further such related party transactions.

Performance Graph

     The following performance graph shows the cumulative total return to a holder of the Company’s Common Stock, assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the Standard & Poor’s 500 and the Standard & Poor’s Supercap Composite Diversified Financial Services Index during the period from December 31, 1997 through December 31, 2002.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG E*TRADE GROUP, INC., THE S & P 500 INDEX
AND THE S & P SUPER CAP DIVERSIFIED FINANCIAL SERVICES INDEX

	12/97	12/98	12/99	12/00	12/01	12/02

E*TRADE GROUP, INC	$100	$203.40	$454.35	$128.26	$178.26	$84.52
S&P 500	$100	$128.58	$155.64	$141.46	$124.65	$97.10
S&P SUPERCAP COMPOSITE DIVERSIFIED
FINANCIAL SERVICES	$100	$119.61	$159.47	$195.38	$170.81	$133.36

· $100 invested on 12/31/97 in stock or index, including reinvestment of dividends.

· © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the “SEC”). Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2002, all filing requirements under Section 16(a) applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be included in the Company’s proxy statement may be submitted for inclusion after the meeting to be held on May 22, 2003, but must be received by the Company no later than December 22, 2003. If the Company is notified of a shareholder proposal within the period beginning April 7, 2003 and ending on May 22, 2003, such notice will be considered untimely and the proxies held by management of the Company provide such proxy holders the discretionary authority to vote against such shareholder proposal even if the shareholder proposal is not discussed in the proxy statement. The proposal must be mailed to the Company’s principal executive offices, 4500 Bohannon Drive, Menlo Park, California 94025, Attention: Russell S. Elmer, Corporate Secretary. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

     Under the terms of the Company’s Bylaws, shareholders who intend to present an item of business at the 2004 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice of such business to the Corporate Secretary no earlier than November 22, 2003 and no later than December 22, 2003, as set forth more fully in such Bylaws.

AUDIT COMMITTEE REPORT

     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

     In accordance with its amended and restated written charter (a copy of which is attached hereto as Appendix A) as adopted by the Board of Directors (the “Board”), the Audit Committee of the Board (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2002, the Committee met eleven times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release. The Audit Committee is entirely made up of independent directors as defined in the New York Stock Exchange Listing Standards.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder ratification, of the independent auditors, and the Board concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Dr. Lester C. Thurow (Chair) Lewis E. Randall Peter Chernin

FORM 10-K

     The Company filed an Annual Report on Form 10-K for the year ended December 31, 2002 with the Securities and Exchange Commission on March 27, 2003. Shareholders may obtain a copy of this report, without charge, by writing to Russell S. Elmer, Corporate Secretary, at the Company’s principal offices located at 4500 Bohannon Drive, Menlo Park, California 94025.

OTHER MATTERS

     Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

APPENDIX A: Audit Committee Charter

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

E*TRADE Group, Inc.
A Delaware corporation
(the “Company”)
Audit Committee Charter

     This charter was adopted by the Board of Directors of the Company on January 22, 2003.

Purpose

     The Audit Committee (the “Committee”) is created by the Board of Directors of the Company to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system and to provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors.

The Committee shall assist the Board in its oversight of:

  the integrity of the financial statements of the Company;

  the qualifications, independence and performance of the Company’s independent auditor;

  the performance of the Company’s internal audit function; and

  compliance by the Company with legal and regulatory requirements.

     The Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Membership

     The Committee shall consist of at least three members, each of whom is “independent” according to the standards of the New York Stock Exchange and the Company (to the extent the Company maintains requirements that are more stringent). The Nominating and Corporate Governance Committee of the Company (the ”Governance Committee“) shall recommend nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members shall be appointed by the Board annually and may be removed by the Board at any time. The Board shall designate the Chair of the Committee.

Authority and Responsibilities

     In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is authorized to undertake, and has responsibility for, the following matters.

Independent Auditors

     The Committee has the sole authority to retain and terminate the independent auditors of the Company (subject, if applicable, to shareholder ratification), including sole authority to approve all audit engagement fees and terms and all non-audit services to be provided by the independent auditors. The Committee must pre-approve each such non-audit service to be provided by the Company’s independent auditors. The Committee may consult with management in the decision making process, but may not delegate this authority to management. The Committee may, from time to time, delegate its authority to approve non-audit services on a preliminary basis to one or more Committee members, provided that such designees present any such approvals to the full Committee at the next Committee meeting.

     The Committee shall review and approve the scope and staffing of the independent auditors’ annual audit plan(s).

     The Committee shall evaluate the independent auditors’ qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Committee shall:

  obtain and review a report from the Company’s independent auditors:

    describing the independent auditor’s internal quality-control procedures;

    describing any material issues raised by (i) the most recent internal quality-control review or peer review of the independent auditor, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

    describing all relationships between the independent auditor and the Company; and

    assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

  evaluate the adequacy of the auditors’ quality-control procedures and their compliance with such controls;

  review and evaluate the senior members of the independent auditor team, particularly the lead audit partner;

  consider whether the lead audit partner or the audit firm should be rotated in addition to the rotation of the lead audit or reviewing partner as required by law, so as to assure continuing auditor independence; and

  obtain the opinion of management and the internal auditors of the independent auditor’s performance.

     The Committee shall establish clear policies for the Company’s hiring of employees or former employees of the independent auditors.

Internal Auditors

     At least annually, the Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the annual internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditors. The primary function of the Internal Audit Department shall be to assist the Audit Committee in fulfilling its oversight responsibilities by reviewing, in detail and on an on-going, daily basis: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes generally.

     At least annually, the Committee shall evaluate the performance of the senior internal auditing executive.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

     The Committee shall review with management, the internal auditors and the independent auditor, in separate meetings if the Committee deems it appropriate:

  the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-K;

  the quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-Q;

  any analyses or reports prepared by management, the internal auditors and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

  the critical accounting policies and practices of the Company;

  the effect of regulatory and accounting initiatives (including any SEC investigations or proceedings) on the financial statements of the Company;

  the effect of off-balance sheet structures on the financial statements of the Company; and

  any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

     The Committee shall review, in conjunction with management, the Company’s policies with respect to the Company’s earnings press releases and all financial information, such as earnings guidance, provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of “pro forma” or “adjusted” “non-GAAP” information.

     The Committee shall review periodically with the General Counsel, legal and regulatory matters that may have a material impact on the Company’s financial statements, compliance policies and programs.

     The Committee shall, in conjunction with the CEO and CFO of the Company, periodically review the Company’s internal controls (including computerized information system controls and security) and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

     The Committee shall review and discuss with the independent auditor any audit problem or difficulties and management’s response thereto; including those matters required by Statement on Auditing Standards No. 61, including the following:

  any restrictions on the scope of the independent auditor’s activities or access to requested information;

  any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

  any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

  any management or internal control letter issued, or proposed to be issued, by the auditor; and

  any significant disagreements between the Company’s management and the independent auditor.

     The Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management and the internal auditors the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

     The Committee shall establish and oversee procedures for:

  the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     The Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Reporting to the Board

     The Committee shall report to the Board at least quarterly. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the internal audit function and any other matters that the Committee deems appropriate or is requested to be included by the Board.

     At least annually, the Committee shall arrange for the independent auditors to be available to the full Board.

     At least annually, the Committee shall review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

     At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation.

Procedures

     The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. Special meetings may be held from time to time pursuant to the call of the Chair of the Committee. The Chair of the Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings, shall set meeting agendas consistent with this charter and shall, when present, preside at the meetings of the Committee. In lieu of a meeting, the Committee may also act by unanimous written consent resolution. The Committee shall designate a person (who need not be a member of the Committee) to keep minutes of its meetings. The minutes shall be retained by the Corporate Secretary of the Company.

     At least quarterly, the Committee shall meet separately with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditor.

     The Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to meet with any members of, or advisors to, the Committee. The Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

     The Committee may, to the full extent permitted by applicable law and regulation, delegate its authority to subcommittees of the Committee when it deems appropriate and in the best interests of the Company.

Limitations Inherent in the Audit Committee’s Role

     It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditor. It is also not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditors or to assure compliance with laws and regulations and the Company’s policies generally. Furthermore, it is the responsibility of the CEO and senior management to avoid and minimize the Company’s exposure to risk, and while the Committee is responsible for reviewing with management the guidelines and policies to govern the process by which risk assessment and management is undertaken, it is not the sole body responsible.

E*TRADE GROUP, INC. 4500 BOHANNON DRIVE MENLO PARK, CA 94025	VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to E*TRADE Group, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ETRDE1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

E*TRADE GROUP, INC.
1.	Election of Directors.		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee's number on the line below.
	01) Lewis E. Randall 02) Lester C. Thurow 03) Michael K. Parks 04) Mitchell H. Caplan	05) Vaughn A. Clarke 06) C. Cathleen Raffaeli 07) Donna L. Weaver	|_|	|_|	|_|

Vote on Proposal		For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for fiscal year 2003.	|_|	|_|	|_|
3.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1 AND 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IN THE ABSENCE OF CONTRARY INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

COMMON STOCK

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 22, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. George Hayter, Mr. Mitchell H. Caplan, Mr. Russell S. Elmer and Mr. Leonard C. Purkis, and each or any of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of E*TRADE Group, Inc., held of record by the undersigned on March 31, 2003 at the Annual Meeting of Shareholders of E*TRADE Group, Inc. to be held May 22, 2003, or at any postponement or adjournment thereof.

PLEASE SIGN EXACTLY AS YOUR NAME(S) IS (ARE) SHOWN ON THE SHARE CERTIFICATE TO WHICH THE PROXY APPLIES. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.